CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Prospectus and Statement of Additional Information constituting parts of this Post-Effective Amendment No. 10 to the registration statement on Form N-1A ("Registration Statement") of our report dated June 18, 2003, relating to the financial statements and financial highlights appearing in the May 31, 2003 Annual Report to Shareholders of T. Rowe Price Personal Strategy Balanced Fund, T. Rowe Price Personal Strategy Growth Fund, and T. Rowe Price Personal Strategy Income Fund (comprising T. Rowe Price Personal Strategy Funds, Inc.), which is incorporated by reference into the Registration Statement. We also consent to the references to us under the heading "Financial Highlights" in the Prospectus and under the heading "Independent Auditors" in the Statement of Additional Information.

/s/PRICEWATERHOUSECOOPERS LLP

PricewaterhouseCoopers LLP

Baltimore, Maryland

September 24, 2003